Exhibit 10.5

THIRD AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amended and Restated Executive Employment Agreement (the “Agreement") is entered into on May 1, 2023, and is effective as of July 1, 2023, by and among Grand Canyon Education, Inc., a Delaware corporation (“GCE”), GCE’s subsidiary. Orbis Education Services, LLC, a Delaware limited liability company (“Orbis”), and Daniel J. Briggs (“Executive”).

WHEREAS, Orbis and Executive are parties to a second amended and restated executive employment agreement effective as of December 17, 2018, January 22, 2019, and April 29, 2020 (as amended, the “Original Agreement”), and Executive has been employed with Orbis since that time; and

WHEREAS, Orbis and Executive desire to amend and restate the Original Agreement through the execution and delivery of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Employment. Orbis desires to continue to employ Executive, and Executive desires to continue such employment, upon the terms and conditions set forth herein.

2.Duties.

2.1Position. Executive is employed by Orbis and shall have the duties and responsibilities reasonably assigned to Executive from time to time by GCE’s Chief Executive Officer, Brian Mueller, or such other executive officer of GCE as may be designated by Mr. Mueller. Executive shall perform faithfully and diligently all duties assigned to Executive. Orbis reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, except that any material diminution in Executive’s duties shall be subject to Section 7.3(ii).

2.2Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Orbis in the performance of duties assigned to Executive under this Agreement, and will abide by all policies and decisions made by Orbis, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Orbis at all times in the performance of duties assigned to Executive under this Agreement. Executive shall devote Executive's full business time and efforts to the performance of Executive’s assigned duties for Orbis, unless Executive notifies GCE in advance of Executive's intent to engage in other paid work and receives GCE’s express written consent to do so. Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for corporate, civic, nonprofit or charitable entities, so long as Executive obtains the consent of GCE and provided such entities are not competitive with Orbis or GCE and subject to the provisions of Section 9.

2.3Work Location. Executive's principal place of work shall be located in Indianapolis, Indiana, or such other location as Orbis may direct from time to time.

3.Term.

3.1Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date and shall continue in effect for a period through June 30, 2026 (the “Initial Term"), unless sooner terminated in accordance with Section 7.

3.2Renewal. Upon expiration of the Initial Term and each Renewal Term, this Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) unless either party provides ninety (90) days' advance written notice to the other that Orbis or Executive does not wish to renew the Agreement for a subsequent Renewal Term. In the event either party gives notice of nonrenewal pursuant to this Section 3.2, this Agreement will expire at the end of the then current term. The Initial Term and each subsequent Renewal Term are referred to collectively as the “Term”.

4.Compensation.

4.1Base-Salary. As compensation for Executive’s performance of Executive’s duties hereunder, effective beginning on the Effective Date Orbis shall pay to Executive an initial Base Salary at the rate of Three Hundred Two Thousand Nine Hundred Four and 03/100 Dollars ($302,904.03) per year, payable in accordance with the normal payroll practices of Orbis, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Executives Base Salary shall be reviewed annually by the Compensation Committee of GCE (the “Compensation Committee”) and adjustments, if any, will be made at that time. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination, except as otherwise set forth herein.

4.2Incentive Compensation. Executive will be eligible to earn incentive compensation in the form of an annual bonus for each fiscal year of Orbis, to be awarded under Orbis’s annual cash incentive plan as then in effect, with a target amount equal to Two Hundred Twenty-Five Thousand Dollars ($225,000) (the “Target Bonus"). Executive's Target Bonus shall be reviewed annually by the Compensation Committee, and adjustments, if any, will be made at that time. The Compensation Committee will determine the actual amount of the bonus earned by Executive for any year, which may be more or less than the Target Bonus, and will base such determination upon both Orbis's achievement of overall performance metrics for the year and Executive's achievement of individual performance metrics as agreed upon by the Compensation Committee and Executive. Earned bonus amounts, if any, shall be paid within two and one-half months following the end of the applicable Orbis fiscal year.

4.3Equity Awards. Executive will be eligible to receive stock, option or other equity awards (each, an “Equity Award”) under GCE’s equity incentive plan as then in effect (the “Plan”), as determined by the Compensation Committee. Any such Equity Award will be subject to the terms and conditions of the Plan and an applicable form of agreement for such Equity Award specified by the Compensation Committee, which Executive will be required to sign as a condition of retaining the Equity Award.

5.Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to senior management of Orbis, subject to the terms and conditions of Orbis's benefit plan documents. Orbis reserves the right to change or eliminate fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6.Business Expenses. Executive will be reimbursed for all reasonable, out-of- pocket business expenses incurred in the performance of Executive's duties on behalf of Orbis. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Orbis's policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive's tax year following the tax year in which the expense was incurred, (b) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive, and (c) not be subject to liquidation or exchange for another benefit.

7.Termination of Executive's Employment.

7.1Termination for Cause by Orbis. Although Orbis anticipates the continuation of a mutually rewarding employment relationship with Executive, Orbis may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, "Cause is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s ' obligations or otherwise relating to the business of Orbis; (b) Executive’s material breach of this Agreement including, without limitation, any breach of Section 8, Section 9 or Section 11; (c) Executive’s breach of Orbis's Employee Nondisclosure and Assignment Agreement (a copy of which has been executed and delivered to Orbis with this Agreement) (the “Nondisclosure Agreement”); (d) Executive's conviction or entry of a plea of nolo contendere for fraud misappropriation or embezzlement or any felony or crime of moral turpitude; (e) Executive's inability to perform the essential functions of Executive’s position with or without reasonable accommodation due to a mental or physical disability; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of GCE, provided that Executive has received written notice of the action or omission giving rise to such determination and has failed to remedy such situation to the satisfaction of GCE within thirty (30) days following receipt of such written notice, unless Executive’s action or omission is not subject to cure, in which case no such notice shall be required; or (g) Executive's death. In the event Executive's employment is terminated in accordance with this Section 7 1, Executive shall be entitled to receive only Executive's Base Salary then in effect, prorated to the date of Executive’s termination of employment with Orbis (the “Termination Date”), and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. All other Orbis obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished as of the Termination Date, but will be subject to the surviving provisions of this Agreement set forth in Section 13.8. Executive will not be entitled to receive the Severance Package described in Section 7.2.

7.2Termination Without Cause by Orbis. Orbis may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. In addition, subject to Sections 7.7 and 7.9, Executive will be entitled to receive a “Severance Package” that shall consist of:

(a)severance in an amount equal to the sum of (i) twelve (12) months of Executive’s Base Salary then in effect on the Termination Date, and (ii) 100% of Executive’s Target Bonus for the fiscal year in which the Termination Date occurs, with the total of such amounts to be payable over twelve (12) months in equal installments in accordance with Orbis’s regular payroll cycle, commencing with the first payroll date occurring on or after the 60th day following the Termination Date;

(b)payment by Orbis of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period (the “COBRA Payment Period”) ending on the earlier of (i) twelve (12) months following the Termination Date or (ii) the date on which Executive becomes eligible for health coverage through another employer, provided in any event that Executive timely elects to continue and remains eligible for these benefits under COBRA; and

(c)acceleration of the vesting of any outstanding time-based Equity Awards to the extent that such Equity Awards would have vested in accordance with their terms had Executive’s employment with Orbis continued uninterrupted until the first anniversary of the Termination Date.

Notwithstanding Section 7.2(b), if Orbis determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Orbis, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment,” which shall be treated as part of the Severance Package), for the remainder of the COBRA Payment Period. Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. All other Orbis obligations to Executive will be automatically terminated and completely extinguished, but will be subject to the surviving provisions of this Agreement set forth in Section 14.8.

7.3Voluntary Resignation by Executive for Good Reason. Executive may voluntarily resign Executive's position with Orbis for Good Reason at any time on thirty (30) days' advance written notice to Orbis. In the event of Executive's resignation for Good Reason, Executive will be entitled to receive Executive's Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. In addition, subject to Sections 7.7 and 7.9, Executive will be entitled to receive the Severance Package described in Section 7.2. All other Orbis obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished, but will be subject to the surviving provisions of this Agreement set forth in Section 13.8. Executive will be deemed to have resigned for Good Reason if Executive voluntarily terminates Executive's employment with Orbis within ninety (90) days following the first occurrence of a condition constituting Good Reason. “Good Reason” means the occurrence of any of the following conditions without Executive's written consent, which condition(s) remain(s) in effect thirty (30) days after Executive provides written notice to Orbis of such condition(s): (i) a material reduction in Executive’s Base Salary as then in effect prior to such reduction, other than as part of a salary reduction program among similar management employees, (ii) a material diminution in Executive's authority, duties or responsibilities as an employee of Orbis as they existed prior to such change, or (iii) a relocation of Executive's principal place of work which increases Executive's one-way commute distance by more than fifty (50) miles. Executive will be deemed to have given consent to any condition(s) described in this Section 7.3 if Executive does not provide written notice to Orbis of Executive's intent to exercise Executive's rights pursuant to this Section within thirty (30) days following the first occurrence of such condition(s).

7.4Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive's position with Orbis without Good Reason at any time on thirty

(30) days' advance written notice to Orbis. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive's Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. All other Orbis obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in Section 7.2, but will be subject to the surviving provisions of this Agreement set forth in Section 13.8.

7.5Termination After a Change in Control.

(a)Severance Payment; Equity Award Acceleration. If, upon or within twelve (12) months after a Change in Control (as that term is defined below), Executive’s employment is terminated by Orbis other than for Cause (as defined in Section 7.1) or Executive resigns for Good Reason (as defined in Section 7.3), then Executive shall be entitled to receive Executive’s Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. In addition, subject to Sections 7.7 and 7.9, Executive will be entitled to receive (i) the Severance Package described in Section 7.2 and (ii) to the extent not yet vested, but subject to the terms of any agreement governing any such Equity Award, any outstanding Equity Awards granted to Executive by GCE shall vest in full as of the Termination Date. All other GCE or Orbis obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished as of the Termination Date, but will be subject to the surviving provisions of this Agreement set forth in Section 13.8.

(b)Parachute Payments.

(i)Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive's receipt, on an after-tax basis, of the greatest amount of the Payments. Any reduction in the Payments required by this Section will be made in the following order: (A) reduction of cash payments; (B) reduction of accelerated vesting of Equity Awards other than stock options; (C) reduction of accelerated vesting of stock options; and (D) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of such Equity Awards. If two or more Equity Awards are granted on the same date, the accelerated vesting of each award will be reduced on a pro-rata basis.

(ii)The professional firm engaged by GCE for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by GCE is serving as accountant or auditor for the acquiring company, GCE will appoint a nationally recognized tax firm to make the determinations required by this Section. GCE will bear all expenses with respect to the determinations by the tax firm required to be made by this Section. GCE and Executive shall furnish the tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to GCE and Executive as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon GCE, Orbis and Executive.

(c)Change in Control. A Change in Control is defined as any one of the following occurrences:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of GCE representing more than fifty percent (50%) of the total fair market value or total combined voting power of GCE’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition of securities by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition of securities directly from GCE, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition of securities by GCE, (D) any acquisition of securities by a trustee or other fiduciary under an employee benefit plan of GCE, or (E) any acquisition of securities by an entity owned directly or indirectly by the stockholders of GCE in substantially the same proportions as their ownership of the voting securities of GCE; or

(ii)the sale or disposition of all or substantially all of GCE's assets (other than a sale or disposition to one or more subsidiaries of Orbis), or any transaction having similar effect is consummated; or

(iii)GCE is party to a merger or consolidation that results in the holders of voting securities of GCE outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of GCE or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)the dissolution or liquidation of GCE.

7.6Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent term in accordance with Section 3.2, this Agreement will expire automatically upon completion of the then effective Term, and Executive’s employment with Orbis will thereupon terminate. Executive will be entitled to receive only Executive's Base Salary then in effect, prorated to the Termination Date, and all amounts and benefits earned or incurred pursuant to Sections 5 and 6 through the Termination Date. All other Orbis obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Package described in Section 7.2, but will be subject to the surviving provisions of this Agreement as set forth in Section 13.8.

7.7Conditions to Severance Package. Executive will only be entitled to receive the Severance Package if, on or before the 60th day following the Termination Date, Executive executes a full general release, releasing all claims, known or unknown, that Executive may have against Orbis and its officers, directors, employees and affiliated companies arising out of or any way related to Executive's employment or termination of employment with Orbis, and the period for revocation, if any, of such release has lapsed without the release having been revoked. In the event that Executive breaches any of the covenants contained in Sections 9 (“Other Covenants”), 10 (“Confidentiality and Proprietary Rights”) or 11 (“Non-Competition; Nonsolicitation of Orbis Employees”), Orbis shall have the right to (a) terminate further provision of any portion of the Severance Package not yet paid or provided, and (b) seek reimbursement from Executive for any and all portions of the Severance Package previously paid or provided to Executive.

7.8Resignation of Board or Other Positions. Executive agrees that should Executive's employment terminate for any reason, Executive will immediately resign all other positions (including board membership) Executive may hold on behalf of GCE or Orbis.

7.9Application of Section 409A.

(a)Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement on account of Executive's termination of employment with Orbis which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive's separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive's separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive's separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section 7.9(a), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)It is the intent of Orbis and Executive that any right of Executive to receive installment payments hereunder shall, for all purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

(c)Orbis intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Orbis does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Orbis's responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Orbis shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

8.No Violation of Rights of Third Parties. Executive represents and warrants to Orbis that Executive is not currently a party, and will not become a party, to any other agreement that is in conflict with, or will prevent Executive from complying with, this Agreement. Executive further represents and warrants to Orbis that Executive's performance of all of the terms of this Agreement as an employee of Orbis does not and will not breach any agreement to keep in confidence any proprietary information, knowledge, or data acquired by Executive in confidence or trust prior to Executive’s employment with Orbis. Executive acknowledges and agrees that the representations and warranties in this Section 8 are a material part of this Agreement.

9.Other Covenants. Executive hereby makes the following covenants, each of which Executive acknowledges and agrees are a material part of this Agreement:

9.1During the Term, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Orbis, or (b) disclose to GCE or Orbis, or use or induce GCE or Orbis to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Executive acknowledges that Orbis has specifically instructed Executive not to breach any such agreement or make any such disclosure to GCE or Orbis.

9.2During the Term, Executive will not engage in any work or activity, paid or unpaid, that creates an actual conflict of interest with GCE or Orbis. Such work shall include, but is not limited to, directly or indirectly competing with GCE or Orbis in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which GCE or Orbis is now engaged or in which GCE or Orbis becomes engaged during the Term, as may be determined by GCE and Orbis in their sole discretion. If Orbis believes such a conflict exists during the Term, Orbis may ask Executive to choose to discontinue the other work or activity or resign employment with Orbis.

9.3During the Term and after the termination thereof, neither Executive nor Orbis will disparage each other, or Orbis's products, services, agents or employees.

9.4During the Term and after the termination thereof, at Orbis's expense and upon its reasonable request, Executive will cooperate and assist Orbis in its defense or prosecution of any disputes, differences, grievances, claims, charges, or complaints between Orbis and any third party, which assistance will include testifying on Orbis's behalf in connection with any such matter or performing any other task reasonably requested by Orbis in connection therewith.

10.Confidentiality and Proprietary Rights. Executive agrees to abide by the Nondisclosure Agreement, which is incorporated herein by reference.

11.Non-Competition; Nonsolicitation of Orbis' Employees. Executive acknowledges that in the course of his employment with Orbis he will serve as a member of Orbis’s senior management and will become familiar with GCE and Orbis's trade secrets and with other confidential and proprietary information and that his services will be of special, unique and extraordinary value to GCE and Orbis. Executive further acknowledges that the business of GCE and Orbis is national in scope and that GCE and Orbis, in the course of such business compete with other companies located throughout the United States. Therefore, in consideration of the foregoing, Executive agrees that, during the Term, and during the twelve-month (12) month period following the Term, Executive shall not directly or indirectly anywhere within the United States of America (a) own (except ownership of less than 1% of any class of securities which are listed for trading on any securities exchange or which are traded in the over-the-counter market), manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in the operation of (i) any business that develops or administers educational services to degree-granting institutions of higher education, or (ii) any other business of GCE or Orbis in which Executive had significant involvement prior to Executive's separation; (b) induce or attempt to induce any employee of GCE or Orbis to leave the employ of Orbis, or in any way interfere with the relationship between GCE or Orbis and any employee thereof, or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of GCE or Orbis to cease doing business with, or modify its business relationship with, GCE or Orbis, or in any way interfere with or hinder the relationship between any such customer, supplier, licensee or business relation and GCE or Orbis, as applicable.

12.Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in Sections 9, 10 and 11 hereof (collectively “Covenants”) would cause irreparable injury to GCE and Orbis and agrees that in the event of any such breach, GCE and Orbis shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security in addition to any other relief to which GCE or Orbis may be entitled and other remedies Orbis may exercise under this Agreement or otherwise.

13.General Provisions.

13.1Successors and Assigns. The rights and obligations of Orbis under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Orbis. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

13.2Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3Attorneys’ Fees. In the event of a dispute involving the interpretation or enforcement of this Agreement, a court shall award attorneys' fees and costs to the prevailing party.

13.4Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Orbis, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Indiana. Each party consents to the jurisdiction and venue of the state courts in Marion County, Indiana or the federal courts in the Southern District of Indiana, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement, and agrees that the state courts in Marion County, Indiana or the federal courts in the Southern District of Indiana shall have exclusive jurisdiction over any dispute arising between the parties related to this Agreement or Executive’s employment with Orbis.

13.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth under the signatures below, or such other address as either party may specify in writing.

13.8Survival. Sections 9 (“Other Covenants”), 10 ("Confidentiality and Proprietary Rights”), 11 (“Non-Competition; Nonsolicitation of Orbis' Employees”), 12 (“Injunctive Relief”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive termination of Executive’s employment with Orbis.

14.Entire Agreement. This Agreement, including the Nondisclosure Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and Orbis. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE

Dated:	5/1/2023	By:	/s/ Daniel J. Briggs
		Name:	Daniel J. Briggs

		Address:	301 Pennsylvania Parkway
Suite 400
Indianapolis, Indiana 46280

ORBIS EDUCATION SERVICES, LLC

Dated:	5/1/2023	By:	/s/ Daniel E. Bachus
		Name:	Daniel E. Bachus
		Title:	Treasurer and Secretary

		Address:	2600 West Camelback Road
Phoenix, Arizona 85017

ACKNOWLEDGED AND AGREED:

GRAND CANYON EDUCATION, INC.

Dated:	5/1/2023
		By:	/s/ Daniel E. Bachus
		Name:	Daniel E. Bachus
		Title:	Chief Financial Officer

		Address:	2600 West Camelback Road
Phoenix, Arizona 85017